Exhibit 99.1

FOR RELEASE:		CONTACT:
Date	January 26, 2011	Bryanne Salmon
Time	4:00 pm Eastern	Tel. (781) 356-9613
bsalmon@haemonetics.com
Paul M. Black Joins Haemonetics Board of Directors
Braintree, MA, January 26, 2011 — Haemonetics Corporation (NYSE:HAE) announced today that the Board of Directors elected Black to join its Board effective immediately.
Mr. Black, age 52, spent 13 years with Cerner Corporation, a publically traded global provider of healthcare information technology solutions. He retired as Cerner’s Chief Operating Officer in 2007. Prior to Cerner, Black was with IBM from 1982 to 1994, in a number of senior sales and professional services leadership positions.
Mr. Black currently serves on the Boards at Connextions, Inc., and Saepio Technologies, Inc., private companies with enterprise wide, integrated software and services information technology offerings, as well as the Board Chairman of Truman Medical Centers, a two hospital not-for-profit acute-care health system located in Kansas City.
Black is an Operating Executive for Genstar Capital, LLC, a San Francisco-based private equity firm that invests in leading middle-market companies as well as an Advisor to New Mountain’s debt effort, Guardian, which was established in 2008 to purchase debt securities.
Mr. Black has a BS degree from Iowa State University and an MBA from the University of Iowa.
Ron Gelbman, Lead Director of Haemonetics’ Board said, “Paul’s deep knowledge and experience scaling clinical information management systems to deliver clinical benefits and cost savings make him uniquely qualified to help guide the Company as we pursue blood management solutions that are leveraged through clinical information management systems.”
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.
Haemonetics Corporation • 400 Wood Road • Braintree, MA 02184 USA